As filed with the Securities and Exchange Commission on June 21, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DRUGSTORE.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3416255
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

411 108th Avenue N.E., Suite 1400

Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

2008 EQUITY INCENTIVE PLAN

(Full title of the Plan(s))

Dawn G. Lepore

President and Chief Executive Officer

drugstore.com, inc.

411 108th Avenue N.E., Suite 1400

Bellevue, Washington 98004

(Name and address of agent for service)

(425) 372-3200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	5,250,000	$3.46	$18,165,000.00	$1,295.16

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2008 Equity Incentive Plan (the “2008 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Offering prices of awards that have not yet been granted as of the date of this Registration Statement are computed in accordance with Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the price of $3.46 per share, the average of the high and low prices of the Common Stock of the Registrant as reported on The NASDAQ Global Market on June 16, 2010.

DRUGSTORE.COM, INC.

REGISTRATION OF ADDITIONAL SECURITIES

PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement registers additional shares of our common stock to be issued pursuant to our 2008 equity incentive plan. Accordingly, unless noted herein, the contents of our previous registration statement on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on September 10, 2008 (File No. 333-153407), including periodic reports that we filed after that Form S-8 to maintain current information about us, are incorporated by reference into this registration statement pursuant to General Instruction E of Form S-8.

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the SEC are hereby incorporated by reference:

(a)	Our annual report on Form 10-K for the fiscal year ended January 3, 2010 filed with the SEC on March 16, 2010.

(b)	Our quarterly report on Form 10-Q for the fiscal quarter ended April 4, 2010 filed with the SEC on May 14, 2010.

(c)	Our current reports on Form 8-K and Form 8-K/A filed with the SEC on February 9, 2010, February 22, 2010, May 5, 2010 and May 6, 2010.

(d)	The description of our common stock contained in our registration statement on Form 8-A (No. 000-26137) filed with the SEC on May 19, 1999 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Act, prior to the filing of a post-effective amendment that indicates that all securities registered have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law.

Article VII of the registrant’s Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under the Delaware General Corporation law.

Article VI of the registrant’s Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the registrant to the fullest extent permissible under the Delaware General Corporation Law.

The registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its Certificate of Incorporation and Bylaws, and the registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Title

4.1	2008 Equity Incentive Plan (incorporated by reference from Appendix A to the registrant’s definitive proxy statement, filed on April 30, 2010).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm of drugstore.com, inc.

23.2	Consent of Independent Registered Public Accounting Firm of Salu, Inc.

23.3	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this registration statement).

99.1	Form of Restricted Stock Unit Agreement

99.2	Restricted Stock Agreement between the Registrant and Dawn Lepore (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, dated October 2, 2008).

99.3	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, dated October 2, 2008).

99.4	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, dated October 2, 2008).

99.5	Form of Stock-Settled Stock Appreciation Right Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2009).

99.6	Form of Stock-Settled Stock Appreciation Right Agreement between the Registrant and Dawn Lepore (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2009).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on June 21, 2010.

drugstore.com, inc.

By:	/S/ DAWN G. LEPORE
Dawn G. Lepore
President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each person whose signature appears below constitutes and appoints Yukio Morikubo and Robert P. Potter, and each of them, as her or his attorneys-in-fact, with full power of substitution in each, for her or him in any and all capacities to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAWN G. LEPORE Dawn G. Lepore	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 21, 2010

/S/ ROBERT P. POTTER Robert P. Potter	Vice President, Chief Accounting Officer (Principal Financial and Accounting Officer)	June 21, 2010

/S/ RICHARD W. BENNET III Richard W. Bennet III	Director	June 21, 2010

/S/ GEOFFREY R. ENTRESS Geoffrey R. Entress	Director	June 21, 2010

/S/ JEFFREY M. KILLEEN Jeffrey M. Killeen	Director	June 21, 2010

/S/ WILLIAM D. SAVOY William D. Savoy	Director	June 21, 2010

/S/ GREGORY S. STANGER Gregory S. Stanger	Director	June 21, 2010